                            CONFIDENTIALITY AGREEMENT

     This Confidentiality Agreement (the "Agreement") is made and entered into as of April 5, 1999 by and between AlliedSignal Inc., a Delaware corporation acting through its Hardware Product Group business located in Phoenix, Arizona ("AlliedSignal"), and TriStar Aerospace Co., a Delaware corporation headquartered in Dallas, Texas ("TriStar" and with AlliedSignal collectively, the "Parties" and individually, each a "Party").

                                    RECITALS

     WHEREAS, the Parties have or may become engaged in discussions regarding the possible acquisition of TriStar's business (the "Business") by AlliedSignal (a "Possible Transaction");

     WHEREAS, in order for AlliedSignal to evaluate the Business and for each Party to evaluate the desirability of a Possible Transaction (the "Evaluation"), the Parties anticipate the need to disclose to and to receive from each other information which the disclosing Party considers to be confidential; and

     WHEREAS, each Party desires to preserve the secrecy of such information that it has provided to the other regarding itself, its business and other matters.

     NOW THEREFORE, in consideration of the foregoing premises and of the covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AlliedSignal and TriStar do hereby mutually agree as follows:

                                    AGREEMENT

        1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings hereby ascribed to them:

           (a) "Confidential Material" refers to written or other permanent material delivered to the receiving Party or its Representatives by the disclosing Party or its Representatives in connection with the Evaluation. Any information that is not in written or other permanent form when disclosed shall be considered Confidential Material only to the extent the disclosing Party identifies the material as Confidential Material at the time of original disclosure and delivers to the other Party within thirty (30) days a written summary that identifies the Confidential Information. The term "Confidential Material" also includes without limitation analyses, notes, compilations, studies and other documents prepared by or for the receiving Party or its Representatives on the basis of material that is otherwise Confidential Material. The term "Confidential Material" does not include information that (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party, (ii) was available to the receiving Party or any other Person on a non-confidential basis prior to its disclosure to the receiving Party by or on behalf of the disclosing Party, (iii) subsequent to its disclosure to the receiving Party by or on behalf of the disclosing Party becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, provided that such source is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party or (iv) is subsequently developed independently by an individual affiliated with the receiving Party who had no access to the Confidential Material.

           (b) "Evaluation Period" means the period commencing on the date hereof and ending on the earlier date on which (i) the Parties execute a Definitive Agreement (defined below) or (ii) a Party notifies the other Party (as it is required to do under the terms of this Agreement) that it has decided not to proceed with the Evaluation of a Possible Transaction.

           (c) "Person" means any natural person, corporation, company, partnership, association, trust, estate, or other entity or organization, the media, and any governmental representative, agency or authority.

           (d) "Representatives" means the directors, officers, employees, advisors and representatives of a Person.

           (e) "Transaction Information" means any information as to or concerning (i) whether the Evaluation is taking place or the status of such Evaluation, (ii) whether discussions or negotiations concerning a Possible Transaction are taking place or the status of any such discussions or negotiations or (iii) any of the terms, conditions or other facts (not themselves being Confidential Material) with respect to the Evaluation, a Possible Transaction or, if entered, the Definitive Agreement.

        2. PROTECTION AND USE OF CONFIDENTIAL MATERIAL.

           (a) Each of the Parties will provide to the other such Confidential Material as such disclosing Party determines to be required for the purpose of the Evaluation. By accepting such material, the receiving Party agrees that it will use the Confidential Material only for the purpose of the Evaluation and, during the Evaluation Period and for a period of two (2) years thereafter, will keep all of such disclosing Party's Confidential Material confidential; provided, however, that Confidential Material and the contents thereof may be disclosed to Representatives of the receiving Party who need to know such information for the purpose of the Evaluation.

           (b) Each Party agrees that it will take all reasonable precautions to ensure that none of its Representatives makes any disclosure of Confidential Material other than as contemplated herein. Such precautions shall include without limitation making aware such Representatives of the terms of this Agreement in advance of such disclosure. Each Party shall be responsible for any breach of this Agreement by any of its Representatives.

           (c) Each Party agrees to exercise its reasonable best efforts to identify all Confidential Material provided to the other. Identifying Confidential Material provided in tangible form may include without limitation clearly labeling "Confidential" or "Proprietary" or the equivalent on such material and identifying Confidential Material disclosed orally at the time of such disclosure.

        3. NONDISCLOSURE OF TRANSACTION INFORMATION. During the Evaluation Period and for a period of one (1) year thereafter, except as may be required by applicable law or regulation (and, where practicable, after reasonable prior consultation with the other Party), including without limitation regulations of an established national or regional securities exchange of the United States on which the applicable Party's securities are traded, neither AlliedSignal nor TriStar will, without the prior written consent of the other, disclose any Transaction Information to any Person, including without limitation in any press release, disclosure document, governmental filing or other public document or medium.

        4. DISCLOSURE OF CONFIDENTIAL MATERIAL WHEN REQUIRED BY LAW. If AlliedSignal or TriStar is, on the advise of its legal counsel, required by applicable law to disclose any Confidential Material to any Person, such Party may disclose such Confidential Material, only to the extent so required, provided it shall (i) exercise reasonable efforts, where such applicable law so permits, to obtain reasonable assurance that such Confidential Material shall be accorded confidential treatment by the Person to whom it is disclosed and (ii) provide the disclosing Party, where reasonably practicable, with notice of such disclosure reasonably in advance thereof so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with this Agreement. In the event that such protective order or other remedy is not obtained and the receiving Party has otherwise complied with the provisions of this Section, the Parties agree that such disclosure may be made without liability hereunder.

        5. NOTIFICATION NOT TO PROCEED; RETURN OR DESTRUCTION OF CONFIDENTIAL MATERIAL.

           (a) If a Party decides it does not desire to proceed with the Evaluation or discussions regarding a Possible Transaction, it shall promptly notify in writing the other Party of that decision.

           (b) AlliedSignal will promptly upon the request of TriStar, received within ninety (90) days after the expiration of the Evaluation Period (a "TriStar Request"), either destroy the Confidential Material of TriStar delivered to it, and provide TriStar with an officer's certificate regarding such destruction, or deliver such Confidential Material to TriStar, without retaining any copy thereof. If no TriStar Request is received during such period, AlliedSignal may retain or destroy such Confidential Material of TriStar at its discretion , but in either case such Confidential Material will continue to be subject to the terms of this Agreement.

           (c) TriStar will promptly upon the request of AlliedSignal, received within ninety (90) days after the expiration of the Evaluation Period (an "AlliedSignal Request"), either destroy the Confidential Material of AlliedSignal delivered to it, and provide AlliedSignal with an officer's certificate regarding such destruction, or deliver such Confidential Material to AlliedSignal, without retaining any copy thereof. If no AlliedSignal Request is received during such period, TriStar may retain or destroy such Confidential Material at its discretion, but in either case such Confidential Material will continue to be subject to the terms of this Agreement.

        6. NO OBLIGATION TO EFFECT A POSSIBLE TRANSACTION. No contract or agreement providing for a Possible Transaction shall be deemed to exist between AlliedSignal and TriStar unless and until a definitive and binding agreement setting forth the mutually agreed terms of such a Possible Transaction (a "Definitive Agreement") shall have been executed and delivered, and each of AlliedSignal and TriStar hereby waives all claims (including, without limitation, breach of contract) in connection with such a transaction unless and until AlliedSignal and TriStar shall have entered into a Definitive Agreement. Unless and until a Definitive Agreement shall have been executed and delivered, neither Party has any legal obligation of any kind whatsoever with respect to any transaction in connection with a Possible Transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein.

        7. CONTACTS. For a period of eighteen (18) months from the date hereof, except with the express permission of the other Party, neither Party shall initiate or maintain contact (except for those contacts made in the ordinary course of business or, as permitted hereunder, in connection with the Evaluation and/or the Possible Transaction) with any stockholder, officer, director, employee, representative, agent or trade creditor of the other Party with respect to such Party or its respective business or affairs. It is understood that all requests for information, tours and meetings and all questions relating to the procedures in making a proposal and all communications by AlliedSignal or its Representatives with TriStar regarding the Possible Transaction will be directed to Mr. Quentin Bourjeaurd, as agent for TriStar, or such other person or persons designated by Mr. Bourjeaurd. It is understood that all communications by TriStar or its Representatives with AlliedSignal regarding the Possible Transaction will be directed to a person or persons to be designated in writing by AlliedSignal. TriStar shall be free to conduct the process for any Possible Transaction as it in its sole discretion shall determine and to change such process (including any previously announced rules or procedure) at any time without notice to AlliedSignal, and none of TriStar or any of its stockholders, officers, directors, employees, representatives, agents or affiliates, shall have any liability to AlliedSignal as a result of such process or change in procedure.

        8. NO REPRESENTATIONS OR WARRANTIES. Although each Party shall use its best efforts to include in the Confidential Material delivered to the other Party hereunder information which it believes to be relevant for the purpose of the Evaluation, each Party understands and acknowledges that neither the other Party nor any of its affiliates is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Material. Only those particular representations and warranties, if any, that are made in a Definitive Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.

        9. FEDERAL SECURITIES LAWS. Each Party acknowledges that it is aware, and will advise its respective Representatives who are informed as to the matters which are the subject hereof, that by receiving any of the Confidential Material (i) it will receive material non-public information about the other Party pursuant to the terms hereof and (ii) there exist federal and state securities laws that may restrict or eliminate the recipient's ability to sell or purchase securities of or claims against the other Party. Each Party hereby agrees to fully comply with all federal and state securities laws.

        10. STANDSTILL PROVISION. AlliedSignal agrees that for a period of eighteen months from the date hereof, it will not, without the prior consent of the Board of Directors of TriStar or its designee, directly or indirectly, in any manner:

           (a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any voting securities of TriStar;

           (b) make, or in any way participate in, directly or indirectly, alone or in concert with others, any "solicitation" of "proxies" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, as amended), or seek to advise or influence in any manner whatsoever any Person with respect to the voting of any voting securities of TriStar;

           (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of TriStar or any of its subsidiaries;

           (d) acquire, offer to acquire or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, (i) any of the assets, tangible and intangible, of TriStar or (ii) direct or indirect rights or options to acquire any assets of TriStar or any of its subsidiaries or affiliates, except for such assets as are then being offered for sale by TriStar or any of its subsidiaries or affiliates;

           (e) arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of TriStar or any of its subsidiaries;

           (f) otherwise act, alone or in concert with others, to seek to propose to TriStar or any of its subsidiaries or affiliates or any of their respective stockholders any merger, business combination, restructuring, recapitalization or other transaction involving TriStar to or with you to otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of TriStar or any of its subsidiaries or affiliates;

           (g) make any request or proposal to amend, waive or terminate any provision of this Section 10 or take any initiative with respect to TriStar or any of its subsidiaries which could require TriStar to make a public announcement regarding any such prohibited initiative referred to above; or

           (h) announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under clauses (a) through (g) of this Section 10.

This Section 10 shall not apply to purchases of the securities of TriStar by the AlliedSignal Master Pension Trust or its representatives or agents, or by any similar benefit plan investment vehicle of AlliedSignal or its affiliates, provided that (i) any such purchases shall be for investment only, in the ordinary course of business, and (ii) those entities have not been furnished with Confidential Information. TriStar's rights under this Section 10 may not be assigned without the express prior written consent of AlliedSignal and such rights shall not inure to the benefit of any corporate successor of TriStar (except in connection with a corporate reorganization not involving a change in ownership).

        11. INJUNCTIVE RELIEF. In the event of any breach of the provisions of this Agreement, each Party hereby agrees that money damages might not be a sufficient remedy, and the non-breaching Party may be entitled to equitable relief, including injunctions and orders for specific performance, in addition to all other remedies available to the Company at law or in equity.

        12. MISCELLANEOUS.

           (a) Each Party acknowledges and agrees that nothing in this Agreement shall create any legal relationship of any kind by or between the Parties nor shall this Agreement be construed as granting or conferring any rights, such as title, license or otherwise, in any Confidential Material disclosed or under any patent, trademark, or copyright that is now or subsequently owned by the disclosing Party, nor shall the disclosure of Confidential Material constitute any representation with respect to the non-infringement of patents, trademarks, copyrights, or any other rights of third parties.

           (b) It is understood and agreed that each Party may proceed independently of the other to develop, distribute and/or implement products and/or business strategies competitive with the other's; provided, that each Party shall use the other Party's Confidential Information solely for the purpose of the Evaluation.

           (c) Whether or not the Parties enter into a Possible Transaction, each will bear its own expenses incurred in connection with the Evaluation.

           (d) Neither Party shall, for a period of eighteen (18) months from the date hereof, directly or indirectly solicit for employment or consulting any executive or management level person employed as of the date hereof by the other Party who is identified as a result of the Evaluation as long as that employee is so employed; provided, however, that "directly or indirectly solicit" as used in this subsection shall not include any general advertisement or general solicitation made in the ordinary course of a Party's business.

           (e) No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement can only be modified or waived in writing, signed by each of the Parties hereto.

           (f) This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

           (g) If any provision of this Agreement is found to violate any statute, regulation, rules or order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

           (h) This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware, without giving effect to the choice of law or conflicts of law principles of such State.

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and in effect as of the day and year first above written.

ALLIEDSIGNAL INC.                       TRISTAR AEROSPACE CO.

By: /s/ Thomas J. Schmidt              By: /s/ Quentin Bourjeaurd
   ------------------------                -------------------------
   Name: Thomas J. Schmidt                 Name: Quentin Bourjeaurd
   Title: VPGM -- AlliedSignal HPG         Title: Chairman of the Board, President and
                                           Chief Executive Officer